Exhibit 99.1

For Information

Mark A. Hellerstein

Robert T. Hanley

303-861-8140

ST. MARY ANNOUNCES PRODUCTION IMPACT OF HURRICANE RITA

DENVER – September 26, 2005 – St. Mary Land & Exploration Company (NYSE: SM) today announced that as a result of Hurricane Rita, all of its Gulf Coast and Gulf of Mexico properties were shut-in. Cumulative shut-in production through September 26, 2005 is approximately 187 MMCFE, net to St. Mary, and production of approximately 31 MMCFE per day, net to St. Mary, remains shut-in.  The Company is currently assessing the damage to its properties, but based on initial inspections, expects that the vast majority of the shut-in production will be restored within the next few weeks. A portion of its shut-in production is awaiting the startup of the pipelines and facilities that service the Company’s properties.

This release contains forward-looking statements within the meaning of securities laws. The words “will” and “expects” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of preliminary damage assessments for Hurricane Rita, the volatility and level of oil and natural gas prices, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, uncertainties in cash flow, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

PR 05-14

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